     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 2002

                                                     REGISTRATION NO.  333-76858
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                              TECH DATA CORPORATION
             (Exact name of Registrant as specified in its charter)

                                                        5350 Tech Data Drive
                                                      Clearwater, Florida 33760
           Florida                                          (727) 539-7429                               59-1578329
(State or other jurisdiction                         (Address, including zip code,                  (I.R.S. Employer
of incorporation or organization)                 and telephone number, including area code,        Identification No.)
                                            of Registrant's principal executive offices)

                              --------------------

                                   COPIES TO:
 (Name, address, including zip code, and telephone number, including area code, of agent, for service)

                  Jeffery P. Howells                                       Frank N. Fleischer, Esq.
 Executive Vice President and Chief Financial Officer                     Schifino & Fleischer, P.A.
                 Tech Data Corporation                                 One Tampa City Center, Suite 2700
                 5350 Tech Data Drive                                        Tampa, Florida  33602
              Clearwater, Florida  33760                                        (813) 223-1535
                    (727) 539-7429

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement is declared effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM          PROPOSED MAXIMUM          AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE           OFFERING PRICE              AGGREGATE             REGISTRATION
           TO BE REGISTERED                  REGISTERED             PER UNIT (1)           OFFERING PRICE (1)            FEE
======================================= ===================== ========================= ======================== ===================
2% Convertible Subordinated Debentures
due 2021                                    $290,000,000              100.875%               $292,537,500           $26,913.45 (2)
Common Stock, $0.0015 par value                  (3)                     (3)                      (3)                    (4)
======================================= ===================== ========================= ======================== ===================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and asked prices of the Debentures on the PORTAL system on January 9, 2002.


(2)      Paid on January 16, 2002.


(3) Includes 4,871,913 shares of Common Stock issuable upon conversion of the Debentures at a conversion price of $59.5250 per share. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of Common Stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (SUBJECT TO COMPLETION)

DATED APRIL 24, 2002

                                 TECH DATA LOGO

                                  $290,000,000

                              Tech Data Corporation
                 2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021
                                       AND
                THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         This prospectus relates to

         - $290,000,000 aggregate principal amoun of 2% convertible subordinated debentures due 2021 of Tech Data Corporation, a Florida corporation, and

         - the shares of our common stock, par value $0.0015 per share, issuable upon conversion of the debentures.

         We originally issued the debentures on December 10, 2001 and December 21, 2001. The initial purchasers resold the debentures to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. The debentures and the common stock that are offered for resale in this prospectus are offered for the accounts of their current holders, to whom we refer as the selling security holders.


         Interest on the debentures is payable on June 15 and December 15 of each year, beginning on June 15, 2002. The debentures are convertible by holders into shares of our common stock at a conversion price of $59.5250 per share (subject to adjustment in certain events) as described under the caption "Description of Debentures - Conversion Rights." Our common stock is quoted on The Nasdaq National Market under the symbol "TECD." The last reported price of our common stock on April 23, 2002 was $48.05 per share.


         The debentures will mature on December 15, 2021. We may redeem for cash some or all of the debentures at any time on or after December 20, 2005. The redemption prices are described under the caption "Description of Debentures --Optional Redemption."

         The debentures will be our unsecured obligations and will be subordinated in right of payment to all of our senior indebtedness. Under certain circumstances, holders of the notes will have the right to require us to repurchase the debentures at the prices described in this prospectus.

         INVESTING IN THE NOTES OR SHARES OF COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT, AND THE SELLING SECURITY HOLDERS ARE NOT, MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                TABLE OF CONTENTS


                                                                              Page
                                                                              ----
Forward-Looking Statements.......................................................2
Summary..........................................................................3
The Offering.....................................................................4
Risk Factors.....................................................................7
Use of Proceeds..................................................................9
Ratio of Earnings to Fixed Charges...............................................9
Price Range of Common Stock.....................................................10
Selected Consolidated Financial Data............................................11
Capitalization..................................................................12
Description of Debentures.......................................................12
Description of Capital Stock....................................................31
Certain United States Federal Income Tax Considerations.........................31
Selling Security Holders........................................................36
Plan of Distribution............................................................40
Resales Under This Prospectus...................................................42
Legal Matters...................................................................42
Experts.........................................................................42
Where You Can Find More Information.............................................43


                           FORWARD-LOOKING STATEMENTS

         Some of the statements included or incorporated by reference in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus, including, without limitation, statements with respect to growth plans and projected revenues, operating profits, earnings and costs. In addition, we may make forward-looking statements in future filings with the SEC, and in written material, press releases and oral statements issued by or on behalf of us. Forward-looking statements also include statements regarding the intent, belief or current expectations of Tech Data or its officers. Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as "anticipates," "believes," "continues," "estimates," "expects," "intends," "may," "planned," "potential," "should," "will," "would" or similar expressions.


         It is important to note that our actual results could differ materially from those anticipated in these forward- looking statements depending on various important factors. These important factors include, but are not limited to, the matters set forth in the "Risk Factors" section of this prospectus as well as those described in Exhibit 99-A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2002.


         These factors or other events or circumstances could cause our actual performance or financial results in future periods to differ materially from those expressed in the forward-looking statements. We undertake no obligation to make any revisions to the forward-looking statements contained in this prospectus or the documents incorporated by reference in this prospectus, or to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

                                     SUMMARY

         The following summary is qualified in its entirety by and should be read together with the more detailed information and the audited and unaudited financial statements, including the related notes, included or incorporated by reference in this prospectus. Except as expressly indicated or unless the context otherwise requires, "Tech Data," "we," "our" and "us" means Tech Data Corporation, a Florida corporation, and its consolidated subsidiaries. Unless the context requires otherwise, all references to "common stock" are to our common stock, par value $0.0015 per share.

                                COMPANY OVERVIEW


         Tech Data Corporation is a leading global provider of IT products, logistics management and other value- added services. We distribute microcomputer hardware and software products to value-added resellers ("VARs"), direct marketers, retailers, corporate resellers and Internet resellers. Serving over 100,000 resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East, our broad assortment of vendors and products meets the customers' need for a cost effective link to those vendors' products offered through a single source.



         We provide our customers with leading products including systems, peripherals, networking components and software from manufacturers and publishers such as Adobe, Apple, Cisco, Compaq, Computer Associates, Creative Labs, Epson, Hewlett-Packard, IBM, Intel, Iomega, Lexmark, Microsoft, Nortel Networks, NEC, Palm, Seagate, Sony, Symantec, 3Com, Toshiba, Viewsonic, and Western Digital.


         Our strong financial and industry positions have enabled us to obtain contracts with most leading manufacturers and publishers. Products are purchased directly from manufacturers and publishers, typically on a nonexclusive basis. Generally, our supplier agreements do not require us to sell a specified quantity of products or restrict us from selling similar products manufactured by competitors. Consequently, we have the flexibility to terminate or curtail sales of one product line in favor of another product line as a result of technological change, pricing considerations, product availability, customer demand or vendor distribution policies.


         We sell microcomputer products in more than 70 countries, including systems, peripherals, networking components and software, purchased directly from manufacturers and publishers in large quantities for sale to an active reseller base of VARs, direct marketers, retailers, corporate resellers and Internet resellers. Customers are provided with a high-level of service through our pre- and post-sale technical support, electronic commerce tools (including on-line order entry, product configuration services and electronic data interchange ("EDI") services), customized shipping documents and flexible financing programs. We deliver products throughout the United States, Canada, the Caribbean, Latin America, Europe and the Middle East from our 30 regionally located distribution centers. Locating distribution centers near our customers enables us to deliver products on a timely basis, thereby reducing the customers' need to invest in inventory. Products are generally shipped the same day the orders are received.



         The market for our VAR customers, approximately 58% of our net sales in the fiscal year ended January 31, 2002, is attractive because VARs generally rely on distributors as their principal source of computer products and financing. Corporate resellers and direct marketers, who comprise approximately 18% and 24% of our net sales for the fiscal year ended January 31, 2002, respectively, may establish direct relationships with manufacturers and publishers for their more popular products, but utilize distributors as the primary source for other product requirements and as an alternative source for products acquired directly.


         The wholesale distribution model, such as the one used by us, has proven to be well-suited for both manufacturers and publishers of microcomputer products ("vendors") and resellers of those products. The large number and diversity of resellers makes it cost efficient for vendors to rely on wholesale distributors that can leverage distribution costs across multiple vendors who outsource a portion of their distribution, credit, marketing and support services. Similarly, due to the large number of vendors and products, resellers often cannot or choose not to establish direct purchasing relationships. Instead, they rely on wholesale distributors, such as us, which can leverage purchasing costs across multiple vendors to satisfy a significant portion of their product procurement, delivery, financing, marketing and technical support needs.

         Our common stock is listed on The Nasdaq National Market under the symbol "TECD." Our principal executive offices are located at 5350 Tech Data Drive, Clearwater, Florida, 33760. Our telephone number is (727) 539-7429. For additional information about our business, please see our Annual Report on Form 10-K for the fiscal year ended January 31, 2002 and our other filings with the SEC, which are incorporated by reference into this prospectus.

                                  THE OFFERING

ISSUER                                      TECH DATA CORPORATION, A FLORIDA CORPORATION.

SECURITIES OFFERED                          $290,000,000 AGGREGATE PRINCIPAL AMOUNT OF 2% CONVERTIBLE
                                            SUBORDINATED DEBENTURES DUE 2021.

ISSUE PRICE                                 EACH DEBENTURE WAS ISSUED AT A PRICE OF $1,000 PER DEBENTURE.

MATURITY                                    DECEMBER 15, 2021, UNLESS EARLIER REDEEMED, REPURCHASED OR CONVERTED.

INTEREST                                    2% PER YEAR ON THE PRINCIPAL AMOUNT, PAYABLE SEMIANNUALLY IN ARREARS ON
                                            JUNE 15 AND DECEMBER 15 OF EACH YEAR, BEGINNING ON JUNE 15, 2002. WE
                                            WILL PAY CONTINGENT INTEREST IN THE CIRCUMSTANCES DESCRIBED BELOW.

CONTINGENT INTEREST                         THE INTEREST RATE ON THE DEBENTURES WILL BE 2% PER YEAR THROUGH
                                            DECEMBER 15, 2005.  IF THE AVERAGE OF THE LAST REPORTED SALE PRICES OF A
                                            DEBENTURE IS GREATER THAN OR EQUAL TO 120% OF THE PRINCIPAL AMOUNT OF A
                                            DEBENTURE FOR THE 20 TRADING DAYS ENDING ON THE SECOND TRADING DAY
                                            PRECEDING ANY JUNE 15 OR DECEMBER 15, AS APPLICABLE, COMMENCING
                                            DECEMBER 15, 2005, THEN WE WILL PAY CONTINGENT INTEREST FOR THE SIX-
                                            MONTH PERIOD BEGINNING ON SUCH JUNE 15 OR DECEMBER 15.  IF
                                            CONTINGENT INTEREST IS PAYABLE FOR A PARTICULAR SIX-MONTH PERIOD, WE WILL
                                            PAY CONTINGENT INTEREST PER DEBENTURE IN AN AMOUNT EQUAL TO THE GREATER
                                            OF (1) CASH DIVIDENDS PAID BY US PER SHARE ON OUR COMMON STOCK DURING
                                            THE SIX MONTH PERIOD IN WHICH CONTINGENT INTEREST IS PAYABLE, MULTIPLIED
                                            BY THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
                                            A DEBENTURE AND (2) 0.15% OF THE AVERAGE OF THE LAST REPORTED SALE PRICES
                                            OF A DEBENTURE FOR THE 20 TRADING DAYS ENDING ON THE SECOND TRADING DAY
                                            PRECEDING SUCH JUNE 15 OR DECEMBER 15.  SEE "DESCRIPTION OF
                                            DEBENTURES - CONTINGENT INTEREST".

CONVERSION RIGHTS                           HOLDERS MAY CONVERT THEIR DEBENTURES PRIOR TO STATED MATURITY UNDER ANY
                                            OF THE FOLLOWING CIRCUMSTANCES:

                                            (I)   IF THE AVERAGE IF THE LAST REPORTED SALE PRICES OF OUR
                                                  COMMON STOCK FOR 20 TRADING DAYS IMMEDIATELY PRIOR TO THE
                                                  CONVERSION DATE IS GREATER THAN OR EQUAL TO A SPECIFIED
                                                  PERCENTAGE, BEGINNING AT 120% AND DECLINING 1/2% EACH YEAR
                                                  UNTIL IT REACHES 110% AT MATURITY, OF THE CONVERSION
                                                  PRICE PER SHARE OF COMMON STOCK ON SUCH CONVERSION
                                                  DATE; OR

                                            (II)  IF THE DEBENTURES HAVE BEEN CALLED FOR REDEMPTION; OR

                                            (III) UPON THE OCCURRENCE OF SPECIFIED CORPORATE TRANSACTIONS DESCRIBED
                                                  UNDER "DESCRIPTION OF DEBENTURES -- CONVERSION RIGHTS;" OR


                                            (IV)  THE LONG-TERM CREDIT RATINGS ASSIGNED TO THE DEBENTURES BY
                                                  MOODY'S INVESTORS SERVICE, INC. ("MOODY'S") AND STANDARD
                                                  & POOR'S RATINGS GROUP ("S&P") IS REDUCED TWO NOTCHES BELOW BA3
                                                  AND BB+, RESPECTIVELY, OR IF EITHER SERVICE, OR THEIR SUCCESSORS,
                                                  NO LONGER RATES THE DEBENTURES.

                                            FOR EACH $1,000 PRINCIPAL AMOUNT OF DEBENTURES SURRENDERED FOR
                                            CONVERSION, A HOLDER WILL RECEIVE 16.7997 SHARES OF OUR COMMON STOCK.
                                            THIS REPRESENTS AN INITIAL CONVERSION PRICE OF $59.5250 PER
                                            SHARE OF COMMON STOCK. AS DESCRIBED IN THIS PROSPECTUS, THE CONVERSION
                                            RATE MAY BE ADJUSTED FOR CERTAIN REASONS, BUT IT WILL NOT BE ADJUSTED
                                            FOR ACCRUED INTEREST. YOU WILL NOT RECEIVE ANY CASH PAYMENT FOR
                                            INTEREST ACCRUED TO THE CONVERSION DATE. SEE "DESCRIPTION OF DEBENTURES
                                            - CONVERSION RIGHTS." DEBENTURES CALLED FOR REDEMPTION MAY BE
                                            SURRENDERED FOR CONVERSION UNTIL THE CLOSE OF BUSINESS TWO BUSINESS DAYS
                                            PRIOR TO THE REDEMPTION DATE.

REDEMPTION AT OUR OPTION                    ON OR AFTER DECEMBER 20, 2005, WE MAY REDEEM FOR CASH ALL OR PART OF
                                            THE DEBENTURES, UPON NOT LESS THAN 30 NOR MORE THAN 60 DAYS' NOTICE BY
                                            MAIL TO HOLDERS OF DEBENTURES, FOR A PRICE EQUAL TO 100% OF THE PRINCIPAL
                                            AMOUNT OF THE DEBENTURES TO BE REDEEMED PLUS ANY ACCRUED AND UNPAID
                                            INTEREST TO THE REDEMPTION DATE.  SEE "DESCRIPTION OF DEBENTURES -
                                            OPTIONAL REDEMPTION."

PURCHASE OF DEBENTURES BY US                YOU HAVE THE RIGHT TO REQUIRE US TO PURCHASE ALL OR A PORTION OF
AT THE OPTION OF THE HOLDER                 THE DEBENTURES ON DECEMBER 15, 2005, DECEMBER 15, 2009, DECEMBER 15,
                                            2013 AND DECEMBER 15, 2017 (EACH, A "PURCHASE DATE").  IN EACH CASE,
                                            THE PURCHASE PRICE PAYABLE WILL BE EQUAL TO 100% OF THE PRINCIPAL
                                            AMOUNT OF THE DEBENTURES TO BE PURCHASED PLUS ANY ACCRUED AND UNPAID
                                            INTEREST TO THE PURCHASE DATE.  WE MAY CHOOSE TO PAY THE PURCHASE PRICE
                                            IN CASH OR SHARES OF OUR COMMON STOCK, VALUED AT 95% FOR THE FIRST
                                            PURCHASE DATE AND 97.5% FOR EACH SUBSEQUENT PURCHASE DATE OF ITS
                                            MARKET PRICE (AS DEFINED IN THIS PROSPECTUS), OR A COMBINATION OF CASH
                                            AND SHARES OF OUR COMMON STOCK, PROVIDED THAT WE WILL PAY ACCRUED AND
                                            UNPAID INTEREST IN CASH.  IF WE CHOOSE TO PAY ALL OR PART OF THE PURCHASE
                                            PRICE IN SHARES OF COMMON STOCK, WE WILL NOTIFY HOLDERS OF THIS NOT LESS
                                            THAN 20 BUSINESS DAYS PRIOR TO THE APPLICABLE PURCHASE DATE.  SEE
                                            "DESCRIPTION OF DEBENTURES - PURCHASES OF DEBENTURES BY US AT THE
                                            OPTION OF THE HOLDER."

FUNDAMENTAL CHANGE                          IF WE UNDERGO A FUNDAMENTAL CHANGE (AS DEFINED IN THIS PROSPECTUS),
                                            YOU WILL HAVE THE OPTION TO REQUIRE US TO PURCHASE FOR CASH ALL OR ANY
                                            PORTION OF YOUR DEBENTURES NOT PREVIOUSLY CALLED FOR REDEMPTION FOR
                                            CASH.  WE WILL PAY A PURCHASE PRICE EQUAL TO 100% OF THE PRINCIPAL
                                            AMOUNT OF THE DEBENTURES TO BE PURCHASED PLUS ANY ACCRUED AND UNPAID
                                            INTEREST TO THE PURCHASE DATE.  SEE "DESCRIPTION OF DEBENTURES -
                                            FUNDAMENTAL CHANGE" AND "RISK FACTORS - WE MAY NOT HAVE THE ABILITY
                                            TO RAISE THE FUNDS NECESSARY TO REFINANCE THE FUNDAMENTAL CHANGE
                                            PURCHASE OR PURCHASE AT THE OPTION OF THE HOLDER."

SUBORDINATION                               THE DEBENTURES ARE UNSECURED INDEBTEDNESS OF TECH DATA RANKING JUNIOR
                                            TO ALL OF OUR EXISTING OR FUTURE UNSUBORDINATED INDEBTEDNESS AND
                                            EFFECTIVELY SUBORDINATED TO ALL EXISTING AND FUTURE INDEBTEDNESS AND
                                            OTHER LIABILITIES OF OUR SUBSIDIARIES.  THE DEBENTURES WILL RANK EQUALLY IN
                                            RIGHT OF PAYMENT TO ANY OF OUR EXISTING AND FUTURE SUBORDINATED
                                            INDEBTEDNESS, INCLUDING OUR 5% CONVERTIBLE SUBORDINATED DEBENTURES
                                            DUE 2003.  SEE "DESCRIPTION OF DEBENTURES - SUBORDINATION" AND "RISK
                                            FACTORS - THE DEBENTURES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS
                                            AND LIABILITIES OF OUR SUBSIDIARIES AND THEREFORE YOU COULD RECEIVE LESS
                                            THAN HOLDERS OF SENIOR INDEBTEDNESS OR CREDITORS OF OUR SUBSIDIARIES
                                            UPON LIQUIDATION OR INSOLVENCY OF US OR A SUBSIDIARY."

                                            THE INDENTURE, PURSUANT TO WHICH THE DEBENTURES HAVE BEEN ISSUED, DOES NOT
                                            RESTRICT OUR ABILITY TO INCUR SENIOR INDEBTEDNESS (AS DEFINED HEREIN),
                                            NOR DOES IT RESTRICT THE ABILITY OF OUR SUBSIDIARIES TO INCUR INDEBTEDNESS
                                            OR OTHER LIABILITIES. AS OF JANUARY 31, 2002, REFLECTING THE NET PROCEEDS RECEIVED
                                            BY TECH DATA FROM THE OFFERING TO THE INITIAL PURCHASERS, THE DEBENTURES WERE
                                            SUBORDINATED TO APPROXIMATELY $8.2 MILLION OF OUR SENIOR INDEBTEDNESS AND
                                            WERE EFFECTIVELY SUBORDINATED  TO APPROXIMATELY $942.4 MILLION OF INDEBTEDNESS
                                            AND OTHER LIABILITIES OF OUR SUBSIDIARIES, AND OUR AND OUR SUBSIDIARIES'
                                            TOTAL INDEBTEDNESS AND OTHER LIABILITIES OF APPROXIMATELY $950.6 MILLION.

USE OF PROCEEDS                             WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE BY THE SELLING SECURITY
                                            HOLDERS OF THE DEBENTURES OR SHARES OF COMMON STOCK.  SEE "USE OF
                                            PROCEEDS."

TAX                                         EACH HOLDER AGREES IN THE INDENTURE, FOR U.S. FEDERAL INCOME TAX
                                            PURPOSES, TO TREAT THE DEBENTURES AS "CONTINGENT PAYMENT DEBT
                                            INSTRUMENTS" AND TO BE BOUND BY OUR APPLICATION OF THE TREASURY
                                            REGULATIONS THAT GOVERN CONTINGENT PAYMENT DEBT INSTRUMENTS, INCLUDING
                                            OUR DETERMINATION THAT THE RATE AT WHICH INTEREST WILL BE DEEMED TO
                                            ACCRUE FOR FEDERAL INCOME TAX PURPOSES WILL BE 8.85% PER YEAR, WHICH
                                            WE HAVE DETERMINED TO BE COMPARABLE TO THE RATE AT WHICH WE COULD
                                            BORROW ON A SUBORDINATED,, NONCONVERTIBLE BASIS FOR A
                                            TERM OF 4 YEARS.  BASED ON THIS AGREEMENT, (I) EACH HOLDER WILL BE
                                            REQUIRED TO ACCRUE INTEREST ON A CONSTANT YIELD TO MATURITY BASIS AT THAT
                                            RATE, WITH THE RESULT THAT A HOLDER WILL RECOGNIZE TAXABLE INCOME
                                            SIGNIFICANTLY IN EXCESS OF CASH RECEIVED AND OF ACCRUALS FOR NON-TAX
                                            PURPOSES WHILE THE DEBENTURES ARE OUTSTANDING, AND (II) A HOLDER WILL
                                            RECOGNIZE ORDINARY INCOME UPON A CONVERSION OF A DEBENTURE INTO OUR
                                            COMMON STOCK EQUAL TO THE EXCESS, IF ANY, BETWEEN THE VALUE OF THE
                                            STOCK RECEIVED ON THE CONVERSION AND THE HOLDER'S ADJUSTED TAX BASIS IN
                                            THE DEBENTURES.

                                            THE PROPER APPLICATION OF THE REGULATIONS THAT GOVERN CONTINGENT
                                            PAYMENT DEBT INSTRUMENTS TO A HOLDER OF A DEBENTURE IS UNCERTAIN IN A
                                            NUMBER OF RESPECTS, AND IF OUR TREATMENT WERE SUCCESSFULLY
                                            CHALLENGED BY THE INTERNAL REVENUE SERVICE, IT MIGHT BE DETERMINED
                                            THAT, AMONG OTHER DIFFERENCES, A HOLDER SHOULD HAVE ACCRUED INTEREST
                                            INCOME AT A HIGHER OR LOWER RATE, SHOULD NOT HAVE RECOGNIZED INCOME OR
                                            GAIN UPON THE CONVERSION, OR SHOULD NOT HAVE RECOGNIZED ORDINARY INCOME
                                            UPON A TAXABLE DISPOSITION OF ITS DEBENTURE. SEE "CERTAIN UNITED
                                            STATES FEDERAL INCOME TAX CONSEQUENCES" AND "RISK FACTORS -
                                            YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX
                                            CONSEQUENCES OF OWNING THE DEBENTURES."

                                            holders should consult their tax advisors regarding the federal,
                                            State, Local and Foreign Tax Consequences of an investment in the debentures and whether an investment in the debentures is advisable in light of the agreed upon tax treatment and the holder's
                                            particular tax situation.

BOOK-ENTRY FORM                             The Debentures are issued IN BOOK-ENTRY FORM AND ARE REPRESENTED BY A
                                            PERMANENT GLOBAL CERTIFICATE DEPOSITED WITH BANK ONE TRUST COMPANY,
                                            N.A., AS CUSTODIAN FOR THE DEPOSITORY TRUST COMPANY ("DTC") AND
                                            REGISTERED IN THE NAME OF A NOMINEE OF DTC.  BENEFICIAL INTERESTS IN
                                            ANY OF THE DEBENTURES WILL BE SHOWN ON, AND TRANSFERS WILL BE EFFECTED
                                            ONLY THROUGH, RECORDS MAINTAINED BY DTC OR ITS NOMINEE AND ANY SUCH
                                            INTEREST MAY NOT BE EXCHANGED FOR CERTIFICATED SECURITIES, EXCEPT IN
                                            LIMITED CIRCUMSTANCES.

TRADING                                     THE DEBENTURES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE OR
                                            INCLUDED IN ANY AUTOMATED QUOTATION SYSTEM.  THE DEBENTURES ARE
                                            TRADED IN THE PORTAL MARKET; HOWEVER, NO ASSURANCE CAN BE GIVEN AS TO
                                            THE LIQUIDITY OF OR TRADING MARKET FOR THE DEBENTURES.  SEE "RISK FACTORS
                                            - AN ACTIVE TRADING MARKET FOR THE DEBENTURES MAY NOT DEVELOP".  OUR
                                            SHARES OF COMMON STOCK ARE QUOTED ON THE NASDAQ NATIONAL MARKET
                                            UNDER THE SYMBOL "TECD."

                                  RISK FACTORS

         Investing in the debentures involves risk. The risks and uncertainties described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.


         In addition to the risks and uncertainties described in Exhibit 99-A of our Annual Report on Form 10-K for the fiscal year ended January 31, 2002, the following are risks and uncertainties related to the debentures and the offering.


THE DEBENTURES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS AND LIABILITIES OF OUR SUBSIDIARIES AND THEREFORE YOU COULD RECEIVE LESS THAN HOLDERS OF SENIOR INDEBTEDNESS OR CREDITORS OF OUR SUBSIDIARIES UPON LIQUIDATION OR INSOLVENCY OF US OR A SUBSIDIARY.

         The debentures will be subordinate in right of payment to the prior payment in full of all our senior indebtedness. Upon any payment or distribution of our assets of any kind upon any dissolution, winding-up, liquidation or reorganization of us, all amounts due on all of our senior indebtedness will first be paid in full before the holders of the debentures are entitled to receive or retain any payment. As a result, in the event of our liquidation or insolvency, holders of senior indebtedness may recover more, ratably, than holders of the debentures.

         The indenture does not limit or prohibit us from incurring additional senior indebtedness. In addition, the debentures are our exclusive obligations. Because a portion of our operations are conducted through subsidiaries, our cash flow and consequent ability to service debt, including the debentures, will depend in part upon the earnings of our subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by our subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, will depend upon the earnings of those subsidiaries and are subject to various business considerations.

WE EXPECT THAT THE TRADING VALUE OF THE DEBENTURES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND OTHER FACTORS.

         The market price of the debentures is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the debentures than would be expected for subordinated, nonconvertible debt securities we issue. In addition, the debentures have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which the debentures are otherwise convertible. These features could adversely affect the value and the trading prices for the debentures.

CHANGES IN OUR CREDIT RATING OR THE CREDIT MARKETS COULD ADVERSELY AFFECT THE PRICE OF THE DEBENTURES.

         The selling price or any premium offered for the debentures will be based on a number of factors, including:

         -        our rating with major credit rating agencies;

         - the prevailing interest rates being paid by other companies similar to us; and

         -        the overall condition of the financial markets.

         The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price of the debentures.

         In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the microcomputer products distribution industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their ratings on the debentures. A negative change in our rating could have an adverse effect on the price of the debentures.

AN ACTIVE TRADING MARKET FOR DEBENTURES MAY NOT DEVELOP.

         The debentures will not be listed on any securities exchange or included in any automated quotation system. The debentures are traded in the Portal Market. We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, or the ability of holders to sell their debentures or the price at which holders of the debentures may be able to sell their debentures. If an active market for the debentures fails to develop or be sustained, the trading prices of the debentures could be adversely affected. Future trading prices of the debentures will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE FUNDAMENTAL CHANGE PURCHASE OR PURCHASE AT THE OPTION OF THE HOLDER.

         On each purchase date, and upon the occurrence of a Fundamental Change, holders of the debentures may require us to purchase their debentures. However, it is possible that we would not have sufficient funds at that time to make the required purchase of the debentures. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, may not constitute a Fundamental Change under the indenture. See "Description of Debentures -- Purchase of Debentures by Us at the Option of the Holder" and "-- Fundamental Change."

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE DEBENTURES.

         While the proper tax treatment of a holder of the debentures is uncertain, we and each holder agrees in the indenture to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. Pursuant to this agreement, a holder will be required to accrue interest on a constant yield-to-maturity basis at a rate comparable to the rate at which we would borrow in a subordinated, noncontingent, nonconvertible borrowing (8.85%). A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a sale, exchange, conversion or redemption of the debentures at a gain. See "Certain United States Federal Income Tax Considerations."

IF YOU CONVERT YOUR DEBENTURES, IT IS UNLIKELY YOU WILL RECEIVE A RETURN ON YOUR SHARES THROUGH THE PAYMENT OF CASH DIVIDENDS.

         We have not paid cash dividends since our 1983 fiscal year and our board of directors does not intend to institute a cash dividend payment policy in the foreseeable future. As a result, if you convert your debentures, it is unlikely that you will receive a return on your shares through the payment of cash dividends.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling security holders of the debentures or the shares of common stock issuable upon conversion of the debentures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The table below sets forth the ratio of earnings to fixed charges of Tech Data for each of the periods indicated.


                                    FISCAL YEAR ENDED JANUARY 31,
            -------------------------------------------------------------------------------
            2002                2001              2000              1999               1998
            ----                ----              ----              ----               ----
            3.35                3.54              3.54              4.82               5.06


         For these ratios, "earnings" represents income before taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. "Fixed charges" consist of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.

                   [Balance of page intentionally left blank.]

                           PRICE RANGE OF COMMON STOCK

         Our common stock is quoted on The Nasdaq National Market under the symbol "TECD." The following table provides, for the fiscal quarters indicated, the high and low sales prices per share on The Nasdaq National Market for the periods shown below.


           PERIOD                                       HIGH               LOW
           ------                                      -------           -------
           FISCAL 2001
           First Quarter                               $43.750           $20.625
           Second Quarter                               52.125            35.375
           Third Quarter                                55.875            32.000
           Four Quarter                                 44.563            24.938

           FISCAL 2002
           First Quarter                               $38.438           $25.250
           Second Quarter                               37.370            27.890
           Third Quarter                                45.990            33.090
           Four Quarter                                 51.050            37.170

           FISCAL 2003
           First Quarter (through April 23)             $51.66            $41.27



         On April 23, 2002, the last reported sale price of our common stock on The Nasdaq National Market was $48.05 per share. As of April 1, 2002, there were approximately 35,000 holders of our common stock.


         We have not paid cash dividends since our 1983 fiscal year. Our board of directors does not intend to institute a cash dividend payment policy in the foreseeable future.

                   [Balance of page intentionally left blank.]

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following table sets forth our selected historical financial data for each of the last five fiscal years. Such data has been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in our Annual Reports on Form 10-K for the last five fiscal years, including the related notes.


                                                                                YEAR ENDED JANUARY 31,
                                             -------------------------------------------------------------------------------------
                                                 2002                2001              2000            1999(1)             1998
                                             -------------      -------------      ------------     -------------      -----------
INCOME STATEMENT DATA:
Net Sales ..............................     $  17,197,511      $  20,427,679      $ 16,991,750     $  11,528,999      $ 7,056,619
COST OF PRODUCTS SOLD ..................        16,269,481         19,331,616        16,058,086        10,806,153        6,590,873
                                             -------------      -------------      ------------     -------------      -----------
Gross Profit ...........................           928,030          1,096,063           933,664           722,846          465,746
Selling, general and
Administrative Expenses ................           677,914            733,307           661,792           492,542          293,108
Special charges ........................            27,000                 --                --                --               --
                                             -------------      -------------      ------------     -------------      -----------
Operating income .......................           223,116            362,756           271,872           230,304          172,638
Interest expense, net ..................            55,419             92,285            65,965            44,988           29,908
Net foreign currency exchange (gain)
  loss .................................              (143)            (3,884)            5,153            (5,027)              --
Gain on the sale of Macrotron AG .......                --                 --                --           (15,700)              --
                                             -------------      -------------      ------------     -------------      -----------
Income before income taxes .............           167,840            274,355           200,754           206,043          142,730
Provision for income taxes .............            57,063             96,033            72,837            76,215           52,816
                                             -------------      -------------      ------------     -------------      -----------
Income before minority interest ........           110,777            178,322           127,917           129,828           89,914
Minority interest ......................                --                339               416               876              429
                                             -------------      -------------      ------------     -------------      -----------
Net income .............................     $     110,777      $     177,983      $    127,501     $     128,952      $    89,485
                                             =============      =============      ============     =============      ===========
Net income per common share:
  Basic ................................     $        2.04      $        3.34      $       2.47     $        2.59      $      2.00
                                             =============      =============      ============     =============      ===========
  Diluted ..............................     $        1.98      $        3.14      $       2.34     $        2.47      $      1.92
                                             =============      =============      ============     =============      ===========
Weighted average common
  shares outstanding:
  Basic ................................            54,407             53,234            51,693            49,727           44,715
                                             =============      =============      ============     =============      ===========
  Diluted ..............................            60,963             59,772            58,508            54,161           46,610
                                             =============      =============      ============     =============      ===========
Dividends per common share .............     $          --      $          --      $         --     $          --      $        --
                                             =============      =============      ============     =============      ===========
BALANCE SHEET DATA:
Working capital ........................     $   1,385,920      $     967,283      $    795,589     $     725,057      $   537,381
Total assets ...........................         3,458,330          4,615,545         4,123,818         3,844,987        2,185,383
Revolving credit loans .................            86,046          1,249,576         1,006,809           817,870          540,177
Long-term debt .........................           612,335            320,757           316,840           308,521            8,683
Shareholders' equity ...................         1,259,933          1,195,314         1,013,695           967,291          702,588

----------------------
(1) RESULTS FOR THE FISCAL YEAR ENDED JANUARY 31, 1999 INCLUDE SIX MONTHS OF RESULTS FOR COMPUTER 2000 (ACQUIRED EFFECTIVE JULY 1, 1998) AND SIX MONTHS OF RESULTS FOR MACROTRON (SOLD EFFECTIVE JULY 1, 1998).

                                 CAPITALIZATION


        The following table sets forth our capitalization at January 31, 2002. This table should be read in conjunction with our financial statements and related notes contained in documents incorporated by reference in this prospectus.



                                                                          January 31, 2002
                                                                     ----------------------------
                                                                            (in thousands)
Senior debt:
Revolving credit loans (1)                                                   $    86,046
Current portion of long-term debt                                                  1,092
Other long-term debt                                                              22,335
                                                                              -----------

          Total Senior Debt                                                      109,473
                                                                              -----------

5% Convertible Subordinated Debentures due 2003                                  300,000
2% Convertible Subordinated Debentures due 2021                                  290,000
                                                                              -----------

         Total Subordinated Debt                                                 590,000
                                                                              -----------

Shareholders' Equity:
Preferred stock, par value $.02; 226,500 shares authorized;
    none outstanding; liquidation preference $.20                                     --
    per share
    55,454,433 issued and outstanding (2)                                             83
  Additional paid-in capital                                                     618,680
  Retained earnings                                                              845,008
  Accumulated other comprehensive loss                                          (203,838)
                                                                              -----------

          Total shareholders' equity                                           1,259,933
                                                                              -----------
          Total Capitalization                                               $ 1,959,406
                                                                              ===========


(1) The multi-currency revolving credit facility is guaranteed by certain U.S. subsidiaries and is secured by a pledge of 65% of the voting equity interests in certain foreign subsidiaries.

(2) Does not include 4,871,913 shares of common stock reserved for issuance upon conversion of the debentures and excludes 9,372,726 shares of common stock reserved for outstanding stock options and warrants.


                           DESCRIPTION OF DEBENTURES

         We issued the debentures under an indenture dated as of December 10, 2001 between us and Bank One Trust Company, N.A., as trustee. A copy of the indenture and the registration agreement referred to below is available as set forth under "Where You Can Find More Information." The following is a summary of certain provisions of the indenture and the registration agreement and does not purport to be complete. Reference should be made to all provisions of the indenture and the registration agreement, including the definitions of certain terms contained therein. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below. As used in this section, the terms "we," "us" and "our" refer to Tech Data Corporation, but not any of our subsidiaries, unless the context requires otherwise.

GENERAL

         The debentures are our unsecured obligations ranking junior to all of our existing or future unsubordinated indebtedness and effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The debentures are limited to an aggregate principal amount of $290,000,000. The debentures mature on December 15, 2021.

         The debentures were offered at a price to the initial purchasers of $1,000 per debenture. The debentures will accrue interest at a rate of 2% per year from December 10, 2001 or from the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2002. In addition, we will pay contingent interest under the circumstances described below. The debentures will be issued only in denominations of $1,000 principal amount and multiples of $1,000 principal amount.

         Interest, including contingent interest, will be paid to the person in whose name a debenture is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

         You have the option, subject to fulfillment of certain conditions described below, to convert your debentures into shares of our common stock initially at a conversion rate of 16.7997 shares of common stock per debenture. This is equivalent to an initial conversion price of $59.5250 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date.

         If any interest payment date, maturity date, redemption date or purchase date of a debenture falls on a day that is not a business day, the required payment of principal and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or purchase date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

         Each holder agrees in the indenture, for United States federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.85%, which we have determined to be comparable to the rate at which we could borrow on a subordinated, noncontingent, nonconvertible borrowing for a term of 4 years. Accordingly, each holder will be required to accrue interest on a constant yield to maturity basis at that rate, with the result that a holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. Based on our treatment of the debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of the stock received upon conversion and the holder's adjusted tax basis in the debentures. For a more detailed discussion, see "Certain United States Federal Income Tax Considerations." However, the proper application of the regulations that govern contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a higher or lower rate, should not have recognized income or gain upon the conversion, or should not have recognized ordinary income upon a taxable disposition of its debenture.

EACH INVESTOR SHOULD CONSULT A TAX ADVISOR REGARDING THE TAX TREATMENT OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE INVESTOR'S PARTICULAR TAX SITUATION.

CONTINGENT INTEREST

         The interest rate on the debentures will be 2% per year through December 15, 2005. If the average of the last reported sale prices of a debenture is greater than or equal to 120% of the principal amount of a debenture for the 20 trading days ending on the second trading day preceding any June 15 or December 15, as applicable, commencing December 15, 2005, then we will pay contingent interest for the six-month period beginning on such June 15 or December 15. If contingent interest is payable for a particular six-month period, we will pay contingent interest per debenture in an amount equal to the greater of (1) cash dividends paid by us per share on our common stock during the six month period in which contingent interest is payable, multiplied by the number of shares of common stock issuable upon conversion of a debenture and (2) 0.15% of the average of the last reported sale prices of a debenture for the 20 trading days ending on the second trading day preceding such June 15 or December 15.

         The "last reported sale price" of a debenture on any date of determination means the average of the secondary market bid quotations per debenture obtained by the bid solicitation agent for $5 million principal amount of debentures at approximately 4:00 p.m., New York time, on such determination date from three unaffiliated securities dealers we selected.

         The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the debentures.

         In the event we are required to pay contingent interest, we will disseminate a press release through PR Newswire containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

INTEREST

         We will pay interest on the debentures at a rate of 2% per year. In addition, we will pay contingent interest under the circumstances described in "--Contingent Interest" above. Interest will be based on a 360-day year comprised of twelve 30-day months, and will be payable semiannually on June 15 or December 15. The record date for the payment of interest to holders will be June 1 and December 1 of each year.

         You should be aware that interest that accrues for the period you hold the debentures must be included in your gross income for United States federal income tax purposes in accordance with the Treasury regulations that govern debt instruments providing for contingent payments. For more information, see the discussion below in the section captioned "Certain United States Federal Income Tax Considerations."

SUBORDINATION

         The debentures are subordinate in right of payment to all of our existing and future unsubordinated indebtedness. The indenture does not restrict the amount of senior indebtedness or other indebtedness that we or any of our subsidiaries can incur.


        As of January 31, 2002, reflecting the application of the net proceeds received by Tech Data from the offering to the initial purchasers, the debentures were subordinated to approximately $8.2 million of our senior indebtedness and were effectively subordinated to approximately $942.4 million of indebtedness and other liabilities of our subsidiaries, and our and our subsidiaries' total indebtedness and other liabilities of approximately $950.6 million.


         The payment of principal, premium, if any, interest and liquidated damages, if any, on the debentures is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or other payment satisfactory to all of our existing and future senior indebtedness (as defined below). No payment on account of principal of, redemption of, interest and liquidated damages, if any, on or any other amounts due on the debentures, including, without limitation, any payment on a purchase date or in connection with a fundamental change purchase, and no redemption, repurchase or other acquisition of the debentures may be made, except payments comprised solely of junior securities, if:

         - a default in the payment of designate senior indebtedness (as defined in the indenture) occurs and is continuing beyond any applicable period of grace, which is referred to as a "payment default;" or

         - a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits the holders of designated senior indebtedness to accelerate its maturity, and the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

         We may resume payments and distributions on the debentures:

         - in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

         - in the case of a non-payment default, the earliest of the date on which such non-payment default is cured or waived or ceases to exist or 180 days from the date notice is received, if the maturity of the designated senior indebtedness has not been accelerated.

         Notwithstanding the foregoing, only one payment blockage notice with respect to the same event of default or any other events of default existing or continuing at the time of notice on the same issue of designated senior indebtedness may be given and no new payment blockage period may be commenced by the holders of designated senior indebtedness unless 360 days have elapsed since the initial effectiveness of the immediately preceding payment blockage notice.

         Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the debentures because of any event of default, all senior indebtedness must be paid in full before the holder of the debentures are entitled to any payments whatsoever (except payments comprised solely of permitted junior securities). If the payment of the debentures is accelerated because of an event of default, we or the trustee shall promptly notify the holders of senior indebtedness or the trustee or trustees for the senior indebtedness of the acceleration.

         As a result of the subordination provisions, in the event of our insolvency, holder of the debentures may recover ratably less than the holders of our senior indebtedness and our general creditors.

         In the event that, notwithstanding the foregoing, the trustee or any holder of debentures receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including by way of set-off or otherwise, in respect of the debentures before all of our senior indebtedness is paid in full in cash or other payment satisfactory to the holders of such senior indebtedness, then such payment or distribution will be held by the recipient in trust for the benefit of holders of our senior indebtedness, and will be immediately paid over or delivered to the holders of our senior indebtedness or their representatives to the extent necessary to make payment in full in cash or other payment satisfactory to such holders of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior indebtedness.

         The instrument, agreement or other document evidencing any designated senior indebtedness may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

         "Designated senior indebtedness" means:

         (1) our senior indebtedness outstanding on the date of the indenture;

         (2) our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior indebtedness for purposes of the indenture; and

         (3) our indebtedness outstanding from time to time under our multi-currency revolving credit facility, our receivables securitization program and our Tax Retention Operating Lease facility;

         "Indebtedness" means, without duplication, (a) any liability of Tech Data or any subsidiary (provided, that for purposes of the definition of senior indebtedness, indebtedness shall refer only to our indebtedness) (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument, or
(3) for payment obligations arising under any conditional sale or other title retention arrangement (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind, or (4) consisting of the discounted rental stream properly classified in accordance with generally accepted accounting principles on the balance sheet of Tech Data or any subsidiary, as lessee, as a capitalized lease obligation, or
(5) under currency agreements and interest rate agreements, to the extent not otherwise included in this definition; (b) any liability of others of a type described in the preceding clause (a) to the extent that we or any subsidiary has guaranteed or is otherwise legally obligated in respect thereof; and (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the type referred to in clauses (a) and (b) above. "Indebtedness" shall not be construed to include (x) trade payables or credit on open account to trade creditors incurred in the ordinary course of business, or
(y) obligations or liabilities incurred in connection with the sale, transfer or other disposition of property in connection with the securitization or other asset based financing thereof under which the property is deemed as having been disposed of under generally accepted accounting principles.

         "Permitted junior securities" means;

                  (1) shares of any class of our capital stock other than disqualified stock (as defined in the indenture);

 or

                  (2) our securities other than disqualified stock that are subordinated in right of payment to all senior indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the debentures are so subordinated pursuant to the terms of the indenture.

         "Senior indebtedness" means, with respect to the debentures, all of our indebtedness outstanding at any time, except (1) the debentures; (2) our outstanding subordinated indebtedness, including our 5% Convertible Subordinated Debentures due 2003; (3) indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such indebtedness is subordinated to or ranks equally with the debentures; (4) our indebtedness to an affiliate; and (5) interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws. Senior indebtedness with respect to the debentures will continue to be senior indebtedness with respect to the debentures and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

OPTIONAL REDEMPTION

         No sinking fund is provided for the debentures. Prior to December 20, 2005, the debentures will not be redeemable. On or after December 20, 2005, we may redeem for cash all or part of the debentures at any time, upon not less than 30 nor more than 60 days' notice by mail to holders of debentures, for a price equal to 100% of the principal amount of the debentures to be redeemed plus any accrued and unpaid interest to the redemption date.

         If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

         If the trustee selects a portion of your debenture for partial redemption and you convert a portion of the same debenture, the converted portion will be deemed to be from the portion selected for redemption.

         In the event of any redemption in part, we will not be required to:

         - issue, register the transfer of or exchange any debenture during a period of 15 days before any selection of debentures for redemption; or

         - register the transfer of or exchange any debenture so selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

CONVERSION RIGHTS

         Subject to the conditions described below, holders may convert each of their debentures into shares of our common stock initially at a conversion ratio of 16.7997 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $59.5250 per share of common stock based on the issue price of the debentures). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. If a debenture has been called for redemption, holders will be entitled to convert the debentures from the date of notice of the redemption until the close of business two business days immediately preceding the date of redemption. A holder may convert fewer than all of such holder's debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

         Holders may surrender their debentures for conversion into shares of our common stock prior to stated maturity under the following circumstances.

CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION

         A holder may surrender any of its debentures for conversion into shares of our common stock if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to a specified percentage, beginning at 120% and declining 1/2% each year until it reaches 110% at maturity, of the conversion price per share of common stock on such conversion date.

         The "last reported sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported on The Nasdaq National Market or, if our common stock is not then quoted on The Nasdaq National Market, then as reported by the principal U.S. exchange or quotation system our common stock is then listed or quoted.

CONVERSION UPON REDEMPTION

         A holder may surrender for conversion any debenture called for redemption at any time prior to the close of business two business days prior to the redemption date, even if it is not otherwise convertible at such time.

CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS

         If we elect to:

         - distribute to all holders of our common stock certain rights entitling them to purchase shares of our common stock at less than the last reported sale price of a share of our common stock as of the business day prior to the date of declaration for such distribution or

         - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time; provided that a holder may not exercise this right to convert if the holder will otherwise participate in the distribution without conversion.

         In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property (other than if such property consists of shares of voting common stock of the surviving person that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States, and such shares represent at least 95% of the aggregate fair market value (as determined by our board of directors) of such property), a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debentures immediately prior to the transaction. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its debentures as described below under "-- Fundamental Change."

CONVERSION UPON CREDIT RATINGS EVENT

         A holder may surrender any of its debentures for conversion at any time the long-term credit ratings assigned to the debentures by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Ratings Group ("S&P") is reduced two notches below Ba3 and BB+, respectively, or if either service, or their successors, no longer rates the debentures.

         The initial conversion rate is 16.7997 shares of common stock for each debenture. This is equivalent to an initial conversion price of $59.5250 per share of common stock. You will not receive any cash payment representing accrued and unpaid interest upon conversion of a debenture. Instead, upon conversion we will deliver to you a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the debentures, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. The trustee will initially act as the conversion agent.

         If a holder wishes to exercise its conversion right, such holder must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security, to the conversion agent who will, on the holder's behalf, convert the debentures into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent.

         If a holder has already delivered a purchase notice or a Fundamental Change notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

         Based on our treatment of the debentures for United States federal income tax purposes, as discussed above, a holder would be required to recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of the stock received on the conversion and the holder's adjusted tax basis in the debentures. For a more detailed discussion, see "Certain United States Federal Income Tax Considerations."

         The conversion rate will be subject to adjustment upon the following events:

         (1) the payment of dividends and other distribution payable exclusively in shares of our common stock on our common stock;

         (2) the issuance to all or substantially all holder of our common stock of rights or warrants that allow the holders to purchase shares of our common stock at less than the then Average Sale Price (as defined in the indenture); provided that no adjustment will be made if holders of the debentures may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in certain other cases;

         (3) subdivisions, combinations, or reclassification of our common stock;

         (4) payment of dividends or distributions to all holders of our common stock consisting of evidences of our indebtedness, securities or capital stock, cash or assets, excluding any common stock referred to in (1) above, any rights or warrants referred to in (2) above and dividends and distributions paid solely in cash;

         (5) payment of dividends or distributions on our common stock paid exclusively in cash, excluding:

         - cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described in (1) to (4) above; and

         - cash dividends, if the annualized per share amount thereof does not exceed 15% of the current market price of our common stock on the trading day immediately prior to the date of declaration of the dividend; and

         (6) payment to holders of our common stock in respect of a tender or exchange offer, other than an odd lot offer, made by us or any subsidiary of ours for our common stock in excess of 110% of the current market price of our common stock as of the trading day next succeeding the last date tenders or exchanges may be made in the tender or exchange offer.

         In the event we elect to make a distribution described in (2) or (5) above which, in the case of (5), has a per share value equal to more than 15% of the last reported sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of the debentures at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the debentures may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place. No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion or in certain other cases.

         The applicable conversion price will not be adjusted:

         - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

         - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Tech Data or any of its subsidiaries; or

         - upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued.

         We may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. If any action would require adjustment of the conversion rate under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the debentures. No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. Except as specifically described above, the applicable conversion price will not be subject to adjustment in the case of the issuance of any of our common stock, or securities convertible into or exchangeable for our common stock.

PURCHASE OF DEBENTURES BY US AT THE OPTION OF THE HOLDER

         Holders have the right to require us to purchase the debentures on December 15, 2005, December 15, 2009, December 15, 2013 and December 15, 2017 (each, a "purchase date"). We will be required to purchase any outstanding debentures for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the last business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related debentures. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder."

         The purchase price payable will be equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest to such purchase date.

         We may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash. For a discussion of the United States federal income tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

         If we choose to pay the purchase price in whole or in part in shares of our common stock or a combination of cash and shares of our common stock, we will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e., if no notice is given, we will pay the purchase price with cash), stating, among other things:

- whether we will pay the purchase price of the debentures in cash, in shares of our common stock, or any combination thereof, specifying the percentages of each;

- if we elect to pay with shares of our common stock, the method of calculating the price of our common stock; and

- the procedures that holders must follow to require us to purchase their debentures.

         If we pay with shares of our common stock, they will be valued at 95% on the first purchase date and 97.5% for each subsequent purchase date of the market price of our common stock.

         Simultaneously with such notice of purchase, we will disseminate a press release through PR Newswire containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

         A holder's notice electing to require us to purchase your debentures must state:

         - if certificated debentures have been issued, the debentures, certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

         - the portion of the principal amount of debentures to be purchased, in multiples of $1,000;

         - that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

         - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of our common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of our common stock is not satisfied prior to the close of business on the last business day prior to the purchase date, whether the holder elects:

                  (1) to withdraw the purchase notice as to some or all of the debentures to which it relates, or

                  (2) to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to the purchase notice.

         If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances. For a discussion of the United States federal income tax treatment of a holder receiving cash instead of shares of our common stock, see "Certain United States Federal Income Tax Considerations."

         You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date that is two business days prior to the purchase date. The notice of withdrawal must state:

-        the principal amount of the withdrawn debentures;

- if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

- the principal amount, if any, which remains subject to the purchase notice.

         If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of our common stock divided by 95% or 97.5%, as applicable, of the market price of one share of our common stock as determined by us in our purchase notice. We will pay cash based on the market price for all fractional shares.

         The "market price" means the average of the last reported sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date or the date of determination (if the third business day prior to the applicable purchase date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable purchase date or the date of determination, of some events that would result in an adjustment of the conversion rate with respect to our common stock.

         Because the market price of our common stock is determined prior to the applicable purchase date, holders of the debentures bear the market risk with respect to the value of our common stock to be received from the date the market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

         Upon determination of the actual number of shares of our common stock to be paid upon redemption of the debentures, we will disseminate a press release through PR Newswire containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

         A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment on the purchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the purchase price of the debentures on the business day following the purchase date, then:

-        the debentures will cease to be outstanding;

-        interest, including any contingent interest, will cease to accrue; and

-        all other rights of the holder will terminate.

         This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent.

FUNDAMENTAL CHANGE

         If a Fundamental Change as defined below occurs, a holder of debentures will have the right, at its option, to require us to purchase all of its debentures not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest to the purchase date.

    Within 30 days after the occurrence of a Fundamental Change, we are obligated to give to the holders of the debentures notice of the Fundamental Change and of the purchase right arising as a result of the Fundamental Change. We must also deliver a copy of this notice to the trustee. To exercise the purchase right, a holder of the debentures must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of the holder's exercise of its purchase right, together with the debentures with respect to which the right is being exercised. We are required to purchase the debentures on the date that is 45 days after the date of our notice.

         A Fundamental Change will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

         (1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that are entitled to vote generally in elections of directors ("voting stock"), other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

         (2) we merge or consolidate with or into any other person, any merger of another person into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

                  - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock (such as an acquisition by a subsidiary); or

                  - where the holders of our voting stock immediately prior to the transaction have 50% or more of the total voting stock of Tech Data or its successor immediately after the transaction; or

                  - which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of the common stock of the surviving entity; or

         (3) any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor corporation to us).

         However, a Fundamental Change will not be deemed to have occurred if either:

         (A) the last reported sale price of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change in the case of a Fundamental Change relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the Fundamental Change, in the case of Fundamental Change relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price per share of common stock in effect on each of those trading days; or

         (B) 95% or more of the consideration in a merger or consolidation otherwise constituting a Fundamental Change under clause (1) and/or clause (2) above consists of shares of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the debentures become convertible into such common stock.

         For purposes of these provisions:

         - whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act; and

         - "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the debentures to require us to purchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         The foregoing provisions would not necessarily provide the holders of the debentures with protection if we are involved in a highly leveraged or other transaction that may adversely affect the holders.

         If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "We may not have the ability to raise the funds necessary to finance the Fundamental Change purchase or purchase at the option of the holder." In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. If we fail to purchase the debentures when required following a Fundamental Change, we will be in default under the indenture.

MERGER AND SALES OF ASSETS BY TECH DATA

         We may not, in a single transaction or a series of related transactions
(1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person or
(2) permit any person to consolidate with or merge into us unless:

         - the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the principal of and interest on the debentures and the performance of our other covenants under the indenture;

         - in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

         - we or such successor person shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

EVENTS OF DEFAULT

         The following are events of default with respect to the debentures:

         (1) default for 30 days in payment of any interest or liquidated damages (as described below) due and payable on the debentures, including contingent interest, whether or not such payment is prohibited by the subordination provisions of the indenture;

         (2) default in payment of the principal amount of the debentures and accrued and unpaid interest at maturity, upon redemption, purchase at the option of the holder or following a Fundamental Change when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

         (3) default in our obligation to deliver shares of our common stock upon an appropriate election by holders of debentures to convert those debentures and continuance of such default for 10 days;

         (4) failure to comply in any material respect with any other covenant or agreement in respect of the debentures contained in the indenture or the debentures for 60 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding;

         (5)      failure to provide timely notice of a Fundamental Change;

         (6) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries), which default

                  - is caused by a failure to pay when due any principal of such indebtedness within the grace period provided for in such indebtedness, which failure continues beyond any applicable grace period, or

                  - results in the acceleration of such indebtedness prior to its express maturity, without such acceleration being rescinded or annulled,

                  and, in each case, the principal amount of such indebtedness, together with the principal amount of any other such indebtedness under which there is a payment default or the maturity of which has been so accelerated, aggregates $10,000,000 or more and such payment default is not cured or such acceleration is not annulled within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding;

         (7) failure by us or any of our significant subsidiaries to pay final, non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $10,000,000, which judgments are not stayed, bonded or discharged within 60 days after their entry; and

         (8) certain events involving our or any of our significant subsidiaries' bankruptcy, insolvency or reorganization.

         The indenture will require that we file annually with the trustee a certificate describing any material default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any event which, with the giving of notice or the lapse of time, or both, could mature into an event of default described in (4), (5), (6), (7) or (8) above.

         The indenture provides that if an event of default occurs and is continuing with respect to the debentures, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount plus accrued and unpaid interest, if any, on the debentures to be due and payable immediately. If an event of default relating to events or bankruptcy, insolvency or reorganization occurs, the principal amount plus accrued and unpaid interest, if any, on the debentures will become immediately due and payable without any action on the part of the trustee or any holder.

         A holder of debentures may pursue any remedy under the indenture only if:

         - the holder gives the trustee written notice of continuing event of default for the debentures;

         - the holders of at least 25% in principal amount of the outstanding debentures make a written request to the trustee to pursue the remedy;

         - the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

         - the trustee fails to act for a period of 60 day after receipt of notice and offer of indemnity; and

         - during that 60-day period, the holders of a majority in principal amount of the debentures do not give the trustee a direction inconsistent with the request.

         This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the principal of or interest, including liquidated damages, on the holder's debenture on or after the respective due dates expressed in its debenture or the holder's right to convert its debenture in accordance with the indenture.

         The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debentures or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture also provides that the registered holders of a majority in principal amount of the outstanding debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee's personal liability.

         The indenture provides that while the trustee generally must mail notice of a default or event of default to the registered holders of the debentures within 60 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of the debentures.

MODIFICATION AND WAIVER

         We may amend or supplement the indenture if the holders of a majority in principal amount of the debentures consent to it. Without the consent of the holder of each debenture affected, however, no modification may:

         - reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

         - reduce the rate of accrual of interest or chang the time for payment of interest on the debentures;

         - reduce the value of our debenture to which reference is made in determining whether contingent interest will be paid on the debentures or change the method by which this value is calculated;

         - reduce the principal amount of the debentures o change its stated maturity;

         - reduce the redemption or purchase price of the debentures or change the time at which the debentures may or must be redeemed or purchased;

         - make payments on the debentures payable in currency other than as originally stated in the debentures;

         - impair the holder's right to institute suit for the enforcement of any payment on the debentures;

         - make any change in the percentage of principal amount of debentures necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

         - waive a continuing default or event of default regarding any payment on the debentures; or

         - adversely affect the conversion or repurchase provisions of the debentures.

         We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

         - to cure any ambiguity, omission, defect or inconsistency, provided such amendment does not materially and adversely affect the debentures;

         - to provide for the assumption of our obligation under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

         - to provide for uncertificated debentures in addition to or in place of certificated debentures or to provide for bearer debentures;

         -        to provide any security for or guarantees of th debentures;

         - to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

         - to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

         -        to add events of default with respect to the debentures; or

         - to make any change that we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect the debentures.

         The holders of a majority in principal amount of the outstanding debentures may waive any existing or past default or event of default. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

REGISTRATION RIGHTS

         Pursuant to a registration agreement we entered into with the initial purchasers of the debentures, we have filed with the SEC a shelf registration statement, of which this prospectus is a part, covering resales by holders of the debentures and the common stock issuable upon conversion of the debentures.

         Our obligation to keep the shelf registration statement continually effective expires upon the earliest of:

         -        December 21, 2003;

         - the date on which the debentures or th common stock issuable upon their conversion may be sold by non-affiliates of us pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Securities and Exchange Commission under the Securities Act;

         - the date as of which all the debenture or the common stock issuable upon their conversion have been sold under Rule 144 under the Securities Act (or any similar provision then in force); and

         - the date as of which all the debenture or the common stock issuable upon their conversion have been sold pursuant to the shelf registration statement.

         If the shelf registration statement shall cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of transfer restricted securities for a period of time (including any suspension period) which exceeds 60 days in the aggregate in any 12-month period during the period beginning on the issue date and ending on or prior to December 21, 2003, (which we refer to as a "registration default"), we will pay liquidated damages to each holder of transfer restricted securities which has complied with its obligations under the registration agreement.

         The amount of liquidated damages payable during any period in which a registration default has occurred and is continuing is that amount which is equal to:

         - 0.25 percent (or 25 basis points) per annum per $1,000 principal amount of debentures or $2.50 per annum per 16.7997 shares of our common stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting transfer restricted securities, for the first 90 days during which a Registration Default has occurred and is continuing; and

         - 0.50 percent (or 50 basis points) per annum per $1,000 principal amount of debentures or $5.00 per annum per 16.7997 shares of our common stock (subject to adjustment as set forth above) constituting transfer restricted securities for any additional days during which such registration default has occurred and is continuing.

         We have agreed to pay all accrued liquidated damages by wire transfer of immediately available funds or by federal funds on each damages payment date (as defined in the registration agreement). Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

         "Transfer restricted securities" means each debenture and any share of our common stock issued on conversion thereof until the date on which such debenture or share, as the case may be:

         - has been transferred pursuant to the shelf registration statement or another registration statement covering such debenture or share which has been filed with the SEC pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act;

         - has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force); or

         - may be sold or transferred pursuant to paragrap (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the SEC).

         A holder of debentures or our common stock issuable upon conversion of the debentures that sells such securities pursuant to the shelf registration statement:

         - will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers;

         - will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

         - will be bound by the provisions of the registration agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations).

         We will be permitted to suspend the use of the prospectus which is a part of the shelf registration statement for a period not to exceed 30 days in any three-month period or for three periods not to exceed an aggregate of 60 days in any twelve-month period (both of which we refer to as a "suspension period") under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. We will pay all expenses of the shelf registration statement; however, each holder will be required to bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

CALCULATIONS IN RESPECT OF DEBENTURES

         We will be responsible for making all calculations called for under the debentures, except for such calculations made by the reset rate agent. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

GOVERNING LAW

         The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE

         Bank One Trust Company, N.A. is the trustee, security registrar, paying agent and conversion agent.

         If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

         If the trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign. Bank One Trust Company, N.A. is currently serving as the trustee under other indentures governing our debt issuances.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

         We will issue the debentures in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debentures. We may, however, require the payment of any tax or other governmental charge payable for that registration.

         The debentures will be exchangeable for other debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

         We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

         In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any debentures either:

         - during a period of 15 days before any selection of debentures for redemption; or

         - if the debentures have been called for redemption in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

PAYMENT AND PAYING AGENT

         Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to global debentures, by wire transfer. We will make interest payments to the person in whose name the debentures are registered at the close of business on the record date for the interest payment.

         The trustee will be designated as our paying agent for payments on debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

         Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

NOTICES

         Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

REPLACEMENT OF DEBENTURES

         We will replace any debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debentures, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debentures before a replacement debenture will be issued.

PAYMENT OF STAMP AND OTHER TAXES

         We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the debentures. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

BOOK-ENTRY SYSTEM

         The debentures are represented by a permanent global note in definitive, fully-registered form without interest coupons. The global note is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

         Investors who are qualified institutional buyers and who purchase debentures may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

         Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, societe anonyme ("Clearstream"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

         Except in the limited circumstances described below, holders of notes represented by interests in the global note will not be entitled to receive debentures in definitive form.

         DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

         So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have debentures represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither Tech Data, the trustee, any paying agent or the security registrar for the debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

         We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

         Unless and until they are exchanged in whole or in part for debentures in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

         If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in definitive form in exchange for the global securities relating to the debentures. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debentures represented by the global security equal in principal amount to the beneficial interest and to have the debentures registered in its name. Debentures so issued in definitive form will be issued as registered debentures in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Such debentures will be subject to certain restrictions on registration of transfers as described under "Notice to Investors" and will bear the legend set forth thereunder.

                          DESCRIPTION OF CAPITAL STOCK

PREFERRED STOCK


         Tech Data has 226,500 shares of preferred stock, par value $.02 per share, authorized but unissued. The preferred stock, when issued, would pay no dividends, would have no pre-emptive rights, nor redemption, sinking fund, or conversion provisions. The preferred stock would have a liquidation preference over our common stock to the extent of all distributions in the event of liquidation, not to exceed $.20 per share. Each outstanding share of preferred stock would be entitled to one vote on all matters submitted to a vote of shareholders. Shares of preferred stock would have equal voting rights with the shares of common stock in certain specified events. See "Class Voting and Classified Board of Directors" below.


COMMON STOCK

         Tech Data has 200,000,000 authorized shares of common stock, par value $.0015 per share. Holders of the common stock have no pre-emptive rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of our shareholders. Holders of common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor. The holders of common stock are entitled to share proportionately in any liquidating distribution to shareholders after provisions for payment of creditors and after the payment of the liquidation preference on any shares of preferred stock then outstanding. All outstanding shares of common stock are, and the shares to be issued upon conversion of the debentures, will be when issued, fully paid and nonassessable.


        The transfer agent and registrar for our common stock is Mellon Investor Services, Ridgefield Park, New Jersey.


CLASS VOTING AND CLASSIFIED BOARD OF DIRECTORS

         Our restated and amended articles of incorporation require that certain mergers, sale of substantially all the assets of Tech Data, amendments to our restated and amended articles of incorporation and exchanges of our stock for stock of another corporation pursuant to a vote of shareholders be approved by a majority of each class of capital stock entitled to vote. Thus, any person that controls at least one-half of any class of stock can block an attempt to merge or sell substantially all the assets of Tech Data or defeat the approval of certain other transactions. Although 226,500 shares of preferred stock are authorized, none are currently outstanding. Our amended and restated articles of incorporation also divide our board of directors into three classes serving staggered three-year terms. These provisions may discourage attempts to acquire control of Tech Data.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax considerations relevant to the ownership and disposition of the debentures and the shares of common stock into which the debentures may be converted. This summary deals only with the debentures and the shares of common stock held as capital assets for United States federal income tax purposes. As used in this prospectus, "U.S. Holders" are any beneficial owners of the debentures or the shares of common stock that are, for United States federal income tax purposes:
(1) citizens or residents of the United States, (2) corporations (or entities treated as corporations for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, and (4) trusts, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. As used in this offering memorandum, "Non-U.S. Holders" are holders of the debentures or the shares of common stock that are, for United States federal income tax purposes, (1) nonresident alien individuals, (2) foreign corporations and (3) foreign estates or trusts that are not subject to United States federal income taxation on their worldwide income. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the debentures or the shares of common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of the debentures or the shares of common stock that is a partnership and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of holding and disposing of the debentures or the shares of common stock, as the case may be. Unless otherwise stated, this summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, holders that hold the debentures as part of a hedge, straddle, "synthetic security" or other integrated transaction for United States federal income tax purposes and holders whose functional currency is not the U.S. dollar. Further, this summary does not include any description of any alternative minimum tax consequences, United States federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the debentures or the shares of common stock.

         This summary applies only to purchasers that purchase debentures at their "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change and differing interpretations, possibly on a retroactive basis. No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for United States federal income tax purposes. Therefore, there can be no assurance that the Internal Revenue Service (the "IRS") will not successfully challenge one or more of the conclusions described in this prospectus.

         We urge prospective investors to consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the debentures and the shares of common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal and other tax laws.

CLASSIFICATION OF THE DEBENTURES

         Pursuant to the terms of the indenture, each holder of the debentures agrees, for United States federal income tax purposes, to treat the debentures as indebtedness for United States federal income tax purposes subject to the regulations governing contingent payment debt instruments and to be bound by our application of those regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations. However, the proper application of the regulations governing contingent payment debt instruments to a holder of a debenture is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently or that such an assertion would not prevail. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, it might be determined that a holder should have accrued interest income at a higher or lower rate, should not have recognized income or gain upon the conversion, or should have recognized capital gain upon a taxable disposition of its debentures.

TREATMENT OF U.S. HOLDERS

         Under the rules governing contingent payment debt instruments, a U.S. Holder will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders will be required to include interest in taxable income in each year in excess of the accruals on the debentures for non-tax purposes and in excess of any interest payments actually received in that year. A U.S. Holder must accrue on its debentures an amount of original issue discount as ordinary interest income for United States federal income tax purposes for each accrual period prior to and including the maturity date of the debentures that equals:

         - the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

         -        divided by the number of days in the accrual period; and

         - multiplied by the number of days during the accrual period that the U.S. Holder held the debentures.

         The "issue price" of a debenture is the first price at which a substantial amount of the debentures is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The "adjusted issue price" of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amounts of any payments with respect to the debentures.

         Under the rules governing contingent payment debt instruments, we are required to establish the "comparable yield" for the debentures. The comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for liquidity or the riskiness of the contingencies with respect to the debentures. Based on this definition, we have determined the comparable yield to be 8.85% compounded semiannually.

         We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information."

         THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO U.S. HOLDERS OF THE DEBENTURES.

ADJUSTMENTS TO INTEREST ACCRUALS ON THE DEBENTURES

         If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" equal to the amount of such excess. The U.S. Holder will treat the "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including common stock) received in that year.

         If a U.S. Holder receives actual payments with respect to the debentures in a taxable year that in the aggregate are less than the amount of the projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" equal to the amount of such deficit. This adjustment will
(a) reduce the U.S. Holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

SALE, EXCHANGE, CONVERSION OR REDEMPTION

         Generally, the sale or exchange of a debenture, or the redemption of a debenture for cash, will result in taxable gain or loss to a U.S. Holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion of a debenture into shares of our common stock as a contingent payment with respect to the debentures. Accordingly, we intend to treat the transfer of our common stock to a U.S. Holder upon the conversion of a debenture, or upon the redemption of a debenture if we elect to pay the redemption price in shares of our common stock, as a contingent payment. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment such a conversion or redemption, also will result in taxable gain or loss to the U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion or redemption will equal the difference between (a) the amount of cash plus the fair market value of any stock or other property received by the U.S. Holder and
(b) the U.S. Holder's adjusted tax basis in the debentures. A U.S. Holder's adjusted tax basis in a debenture on any date generally will equal the U.S. Holder's original purchase price for the debentures, increased by any original issue discount previously accrued by the U.S. Holder (determined without regard to any positive or negative adjustments to interest accruals described above), and decreased by the amount of any projected payments on the debentures projected to have been made through that date (including any actual payments of interest at the base rate of 2 percent). Gain recognized upon a sale, exchange, conversion or redemption of a debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, will be capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses is subject to limitations.

         A U.S. Holder's tax basis in shares of our common stock received upon a conversion of a debenture or upon a holder's exercise of a put right that we elect to pay in shares of our common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the shares of our common stock received will commence on the date of conversion or redemption.

DISTRIBUTIONS ON COMMON STOCK

         If a U.S. Holder converts the debentures into shares of our common stock, in general, distributions on the shares of our common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment up to the U.S. Holder's basis in the shares of our common stock. Any remaining excess will be treated as capital gain.

CONSTRUCTIVE DIVIDENDS

         An adjustment in the conversion rate of the debentures, or a failure to adjust the conversion rate, may in certain circumstances be treated as a taxable dividend to holders of the debentures or of our common stock. For example, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. An increase in the exchange rate in the event of distribution of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the debentures, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. If an event occurs that dilutes the interests of the holders of the debentures and the conversion price is not adjusted, the resulting increase in the proportionate interest of our holders of common stock could be treated as a taxable dividend to such stockholders.

TREATMENT OF NON-U.S. HOLDERS

         The rules governing United States federal income taxation of Non-U.S. Holders are complex and this prospectus provides only a brief description of such rules. Non-U.S. Holders should consult with their tax advisors to determine the effect of United States federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debentures and shares of our common stock, including any reporting requirements.

PAYMENTS MADE WITH RESPECT TO THE DEBENTURES

         The 30% United States federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest (including amounts taken into income as interest under the accrual rules described above under "Treatment of U.S. Holders" and amounts attributable to the shares of our common stock received upon a conversion of the debentures) on debentures, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of our common stock, (ii) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; (iii) the debentures are actively traded within the meaning of
Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code; and (iv) either (A) the beneficial owner of debentures certifies to us or our paying agent on IRS Form W-8BEN or an appropriate substitute form, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information or (B) the beneficial owner holds its debentures through certain foreign intermediaries or certain foreign partnerships and such holder satisfies certain certification requirements.

         If the Non-U.S. Holder cannot satisfy the requirements described above, payments of interest (including amounts taken into income under the accrual rules described above under "Treatment of U.S. Holders" and amounts attributable to our common stock received upon a conversion of the debentures) will be subject to the 30% United States federal withholding tax unless the Non-U.S. Holder provides us with a properly executed (1) IRS Form W- 8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the debentures is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

         If a Non-U.S. Holder of the debentures is engaged in a trade or business in the United States, and if interest on the debentures is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to United States federal income tax on interest and on any gain realized on the sale, exchange or conversion of the debentures on a net basis in the same manner as if it were a U.S. Holder.

SALE OR EXCHANGE OF DEBENTURES OR COMMON STOCK

         A Non-U.S. Holder will not generally be subject to United States federal income or withholding tax with respect to gain upon the sale, exchange or other disposition (other than a conversion or a redemption) of the debentures or shares of our common stock, unless: (1) the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base in the United States; (2) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; (3) such Non-U.S. Holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates; or (4) in the case of an amount which is attributable to original issue discount, the Non-U.S. Holder does not meet the conditions for exemption from United States federal withholding tax described above.

         U.S. trade or business income of a Non-U.S. Holder will generally be subject to United States federal income tax on a net basis in the same manner as if it were realized by a U.S. Holder. A Non-U.S. Holder that realizes U.S. trade or business income with respect to the debentures or common stock should consult its tax advisors as to the treatment of such income or gain.

DISTRIBUTIONS ON COMMON STOCK

         A Non-U.S. Holder of shares of our common stock will generally be subject to United States federal income or withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends. Except to the extent that an applicable tax treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States.

BACK-UP WITHHOLDING AND INFORMATION REPORTING

    U.S. HOLDERS

         Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the debentures or shares of our common stock may be subject to information reporting and United States federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to an U.S. Holder under the backup withholding rules is allowable as a credit against the holder's United States federal income tax, provided that the required information is furnished to the IRS.

    NON-U.S. HOLDERS

         A Non-U.S. Holder may be required to comply with certification procedures to establish that the holder is not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal and interest, including cash payments in respect of original issue discount on the debentures, or the proceeds of the sale or other disposition of the debentures. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         THE PROPER TAX TREATMENT OF A HOLDER OF THE DEBENTURES IS UNCERTAIN IN A NUMBER OF RESPECTS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE DEBENTURES AND WHETHER AN INVESTMENT IN THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.

                            SELLING SECURITY HOLDERS


         We originally issued the debentures on December 10, 2001 and December 21, 2001. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act. Selling security holders may offer and sell the debentures and the underlying common stock pursuant to this prospectus. Our registration of debentures and the underlying shares of common stock does not necessarily mean that the selling security holders will sell all or any of the debentures to the underlying shares of common stock.


         A selling security holder may negotiate and pay broker-dealers commission, discounts or concessions for their services. Broker-dealers engaged by a selling security holder may allow other broker-dealers to participate in resales. A selling security holder and any broker-dealers involved in a sale or resale of the debentures or the common stock issuable upon conversion of the debentures may qualify as "underwriters" within the meaning of the Section 2(11) of the Securities Act. In addition, the broker-dealers' commission, discounts or concessions may qualify as underwriters' compensation under the Securities Act.

         We will make copies of this prospectus available to the selling security holders and have informed the selling security holders of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the debentures or the common stock issuable upon conversion of the debentures.

         Salomon Smith Barney Inc. and Banc of America Securities LLC were the investment bankers in the sale of the debentures, acting as the initial purchasers. Citibank, N.A. and Bank of America, N.A. are affiliates of Salomon Smith Barney Inc. and Banc of America Securities LLC, respectively, which are lenders under our revolving credit facility. Deutche Bank AG, an affiliate of Deutsche Bank Alex Brown Inc. and Wachovia Bank, National Association (formerly known as First Union National Bank), an affiliate of First Union International Capital Markets Inc., are also lenders under our revolving credit facility. Microsoft Corporation is one of our product vendors. The debentures owned by Microsoft Corporation are held in a nonpublic business entity controlled by Oaktree Capital Management, LLC, which has voting and investment control.

         To our knowledge, none of the other selling security holders has, or within the past three years has had, any position, office or other material relationship with us.

         The information set forth in the table below is based on the information provided to us. Assuming the selling security holders sell all of the debentures or underlying shares of common stock beneficially owned by them that have been registered by us, the selling security holders will no longer own any debentures or underlying shares of common stock. We cannot advise you as to whether the selling security holders will in fact sell any or all of such debentures or underlying shares of common stock registered by us. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the debentures or the underlying shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth below.

         Prior to any use of this prospectus in connection with an offering of the debentures and/or the common stock issued upon conversion of the debentures, this prospectus will be supplemented to set forth the name and amount of debentures or number of shares beneficially owned by the selling security holder to be offered, if that person is not named below. The prospectus supplement will also disclose whether the selling security holder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our affiliates during the three years prior to the date of the prospectus supplement.

         The following table sets forth information as of April 1, 2002 about the principal amount of debentures and the underlying shares of common stock beneficially owned by each selling security holder that may be offered using this prospectus.

                                                           PRINCIPAL AMOUNT OF
                                                          DEBENTURES OWNED BEFORE      PERCENTAGE OF      NUMBER OF SHARES OF
                                                          OFFERING AND THAT MAY BE       DEBENTURES      COMMON STOCK THAT MAY
                      NAME (1)                                      SOLD                OUTSTANDING         BE SOLD (2) (3)
                      --------                            ------------------------     -------------     ---------------------
Arbitex Master Fund LP(4)                                        $11,000,000                3.8%                184,796
Associated Electric & Gas Insurance Service Limited                  400,000                 --                   6,720
Attorney's Title Insurance Fund, Inc.                                200,000                 --                   3,360
Banc of America Securities LLC(5)                                    500,000                 --                   8,400
Bank Austria Cayman Islands                                        7,850,000                2.7                 131,877
Bank of America Pension Plan(4)                                    2,000,000                0.6                  33,599
Bear, Stearns & Co. Inc.                                           1,000,000                 --                  16,800
BTPO Growth Vs. Value                                              2,500,000                0.9                  41,999
Calamos Convertible Growth and Income Fund -
   Calamos Investment Trust                                        6,000,000                2.1                 100,798
Calamos Convertible Technology Fund
 - Calamos Investment Trust                                           75,000                 --                   1,260
Calamos Market Neutral Fund - Calamos Investment Trust            10,975,000                3.8                 184,376
CFFX, LLC(4)                                                       3,000,000                1.0                  50,399
Chrysler Corporation Master Retirement Trust                       7,175,000                2.5                 120,538
Clinton Multistrategy Master Fund Ltd.                             3,750,000                1.3                  62,999
Clinton Riverside Convertible Portfolio Limited                    3,750,000                1.3                  62,999
Cobra Master Fund, Ltd.                                              500,000                 --                   8,400
Coditec International Ltd.                                           100,000                 --                   1,680
Consulting Group Capital Markets Fund                                550,000                 --                   9,240
Convertible Securities Fund                                          160,000                 --                   2,688
Credit Lyonnais Securities USA Inc.                                6,000,000                2.1                 100,798
Delta Air Lines Master Trust                                       1,860,000                0.6                  31,247
Delta Pilots D & S Trust                                             910,000                 --                  15,288
Deutsche Banc Alex Brown Inc.(4)                                   1,000,000                 --                  16,800
Duckbill & Co.                                                     1,000,000                 --                  16,800
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock
   Portfolio(4)                                                   10,000,000                3.4                 167,997
First Union International Capital Markets Inc.(4)                 17,000,000                5.9                 285,594
General Motors Welfare Benefit Trust (VEBA)                        2,000,000                0.7                  33,599
GM Employees Global Grp Pension Trust                              1,000,000                 --                  16,800
Grace Brothers, Ltd.                                               1,000,000                 --                  16,800
Grace Brothers Management LLC                                      3,250,000                0.8                  37,999
Granville Capital Corporation                                      1,000,000                 --                  16,800
HBK Master Fund L.P.                                               8,000,000                2.8                 134,397
HFR Master Fund, LTD                                                  50,000                 --                     840
KBC Financial Products USA Inc.                                      500,000                 --                   8,400
Landesbank Schleswig-Holstein International S.A                    5,000,000                1.7                  83,998
Lincoln National Global Asset Allocation Fund, Inc.(4)               150,000                 --                   2,520
MFS Total Return Fund, MFS Series Trust V                          1,960,000                0.7                  32,927
Microsoft Corporation                                              2,575,000                0.9                  43,259
Motion Picture Industry Health Plan - Active Member Fund             400,000                 --                   6,720
Motion Picture Industry Health Plan - Retiree Member Fund            265,000                 --                   4,452
Nations Convertible Securities Fund                                5,840,000                2.0                  98,110
OCM Convertible Trust                                              3,995,000                1.4                  67,115
OXA Trade & Finance Inc.                                             200,000                 --                   3,360
PAM Investments LTD - I                                               50,000                 --                     840
Partner Reinsurance Company Ltd.                                   1,155,000                 --                  19,404
Peoples Benefit Life Insurance Company  - Teamsters                5,000,000                1.7                  83,998
Pimco Convertible Fund                                               800,000                 --                  13,440
Pogue Capital International LTD                                      150,000                 --                   2,520
Putnam Asset Allocation Funds - Balanced Portfolio(4)              1,260,000                 --                  21,168
Putnam Asset Allocation Funds - Conservative Portfolio(4)            970,000                 --                  16,296
Putnam Convertible Income-Growth Trust(4)                          8,710,000                3.0                 146,325
Putnam Convertible Opportunities and Income Trust(4)                 320,000                 --                   5,376

Putnam Variable Trust - Putnam VT Global Asset Allocation
   Fund(4)                                                                 $   310,000               -%                5,208
Quattro Fund                                                                 4,000,000              1.4               67,199
Qwest Occupational Health Trust                                                250,000               --                4,200
Ramius Capital Group(4)                                                        400,000               --                6,720
RCG Halifax Master Fund, LTD                                                   400,000               --                6,720
RCG Latitude Master Fund, LTD                                                3,350,000              1.2               56,279
RCG Multi Strategy, LP                                                       1,000,000               --               16,800
Retail Clerks Pension Trust                                                  2,000,000              0.7               33,599
Retail Clerks Pension Trust #2                                               1,000,000               --               16,800
Royal Bank of Canada(4)                                                      5,000,000              1.7               83,998
Sage Capital                                                                 4,000,000              1.4               67,199
St. Alban's Partners LTD                                                     5,000,000              1.7               83,998
State Employees' Retirement Fund of the State of Delaware                    2,705,000              0.9               45,443
State of Connecticut Combined Investment Funds                               5,630,000              1.9               94,582
TD Securities (USA) Inc.(4)                                                  7,500,000              2.6              125,997
TQA Master Fund, Ltd.                                                        6,500,000              2.2              109,198
TQA Master Plus Fund, Ltd.                                                   2,500,000              0.9               41,999
UBS AG London Branch(4)                                                     42,000,000             14.5              705,586(6)
United Gulf Bank - Bahrain                                                     500,000               --                8,400
White River Securities LLC(4)                                                1,000,000               --               16,800
Yield Strategies Fund I, LP                                                  2,000,000              0.7               33,599
Yield Strategies Fund II, LP                                                 2,000,000              0.7               33,599
Zazove Hedged Convertible Fund L.P.                                          3,500,000              1.2               58,799
Zazove Income Fund L.P.                                                      1,000,000               --               16,800
Zurich Institutional Benchmarks Master Fund, Ltd.                            2,500,000              0.9               41,999

---------------

(1) Of the above-listed selling security holders, the only one reporting the ownership of any shares of our common stock before the issuance of the debentures is Royal Bank of Canada, which reported the ownership of 22,724 shares of our common stock, less than 1% of our outstanding shares of common stock.

(2) Assumes conversion of all of the holder's debentures at a conversion price of $59.5250 per share. However, this conversion rate will be subject to adjustment as described under "Description Of Debentures - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(3) The shares of underlying common stock that may be sold upon conversion of all of a particular security holders' debentures will not represent 1% or more of our outstanding shares of common stock except for UBS AG London Branch. See Footnote 6 below.

(4) These selling security holders have identified themselves as affiliates of registered broker dealers. Please see "Plan of Distribution" for required disclosure regarding these selling security holder.

(5) This selling security holder has identified itself as a registered broker-dealer and, accordingly, an underwriter. Please see "Plan of Distribution" for required disclosure regarding this selling security holder.

(6) Would represent 1.3% of our currently outstanding shares of common stock.

                   [Balance of page intentionally left blank.]

         The selling security holders listed below advised us that they are nonpublic business entities and have identified to us the following persons or entities having voting and investment control over the debentures and underlying shares of common stock set forth above in the selling security holders' table.

                                                                                              PERSON OR ENTITY HAVING VOTING
                       SELLING SECURITY HOLDER                                                   AND INVESTMENT CONTROL
                       -----------------------                                                ------------------------------
      Associated Electric & Gas Insurance Service Limited                                 Calamos Investments
      Attorney's Title Insurance Fund, Inc.                                               Pacific Investment Management Co.
      Bank Austria Cayman Islands                                                         Ramius Capital Group
      Bank of America Pension Plan                                                        Camden Asset Management
      BTPO Growth Vs. Value                                                               Eric Lobben
      CFFX, LLC                                                                           Compass Asset Management, LLC
      Chrysler Corporation Master Retirement Trust                                        Oaktree Capital Management, LLC
      Clinton Multistrategy Master Fund Ltd.                                              Clinton Group, Inc.
      Clinton Riverside Convertible Portfolio Limited                                     Clinton Group, Inc.
      Cobra Master Fund, Ltd.                                                             Edward Patel/Shadlesh Vasundra
      Coditec International Ltd.                                                          Atticus Capital LLC
      Convertible Securities Fund                                                         Ed Cassens
      Credit Lyonnais Securities USA Inc.                                                 Steve Wilson
      Delta Air Lines Master Trust                                                        Oaktree Capital Management, LLC
      Delta Pilots D & S Trust                                                            Oaktree Capital Management, LLC
      Duckbill & Co.                                                                      Camden Asset Management
      Fidelity Commonwealth Trust:
         Fidelity Mid-Cap Stock Portfolio                                                 Beso Sikhaeulidze
      First Union International Capital Markets Inc.                                      Wachovia Corporation
      General Motors Welfare Benefit Trust (VEBA)                                         Camden Asset Mangement
      GM Employees Global Group Pension Trust                                             Camden Asset Mangement
      Grace Brothers, Ltd.                                                                Grace Brothers Management LLC
      Grace Brothers Management LLC                                                       Grace Brothers Management LLC
      Granville Capital Corporation                                                       Granville Capital Corporation
      HBK Master Fund L.P.                                                                HBK Investments L.P.
      HFR Master Fund, LTD.                                                               Calamos Investments
      KBC Financial Products USA Inc.                                                     KBC Bank & Insurance Holding Company NY
      Microsoft Corporation                                                               Oaktree Capital Management, LLC
      Motion Picture Industry Health Plan - Active Member Fund                            Oaktree Capital Management, LLC
      Motion Picture Industry Health Plan - Retiree Member Fund                           Oaktree Capital Management, LLC
      OXA Trade & Finance Inc.                                                            Mai N. Pogue
      PAM Investments LTD-I                                                               Mai N. Pogue
      Partner Reinsurance Company Ltd.                                                    Oaktree Capital Management, LLC
      Peoples Benefit Life Insurance Company - Teamsters                                  Camden Asset Management
      Pogue Capital International LTD                                                     Mai N. Pogue
      Quattro Fund                                                                        Brian Swain
      Qwest Occupational Health Trust                                                     Oaktree Capital Management, LLC
      Ramius Capital Group                                                                Ramius Capital Group
      RCG Halifax Master Fund, LTD                                                        Ramius Capital Group
      RCG Latitude Master Fund, LTD                                                       Ramius Capital Group
      RCG Multi Strategy, LP                                                              Ramius Capital Group
      Retail Clerks Pension Trust                                                         Camden Asset Management
      Retail Clerks Pension Trust #2                                                      Camden Asset Management
      Sage Capital                                                                        Peter deLiser
      St. Alban's Partners LTD                                                            Camden Asset Management
      State Employees' Retirement Fund of the State of Delaware                           Oaktree Capital Management, LLC

      State of Connecticut Combined Investment Funds                                      Oaktree Capital Management, LLC
      TD Securities (USA) Inc.                                                            Toronto Dominion
      TQA Master Fund, Ltd.                                                               TQA Investors LLC
      TQA Master Plus Fund, Ltd.                                                          TQA Investors LLC
      White River Securities LLC                                                          Yon Erlich
      Yield Strategies Fund I, L.P.                                                       Camden Asset Management
      Yield Strategies Fund II, L.P.                                                      Camden Asset Management
      Zazove Hedged Convertible Fund L.P.                                                 Zazov Associates LLC
      Zazove Income Fund L.P.                                                             Zazov Associates LLC
      Zurich Institutional Benchmarks Master Fund, Ltd.                                   Zazov Associates LLC

         We prepared this table based on the information supplied to us by the selling security holders named in the table.

         Because the selling security holders may offer all or some of their debentures or the underlying common stock from time to time, we cannot estimate the amount of the debentures or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

                  -        directly by the selling security holders; or

                  - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the debentures and the underlying common stock.

         The selling security holders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

         The debentures and the underlying common stock may be sold in one or more transactions at:

                  -        fixed prices;

                  -        prevailing market prices at the time of sale;

                  -        varying prices determined at the time of sale; or

                  -        negotiated prices.

                  These sales may be effected in transactions:

                  - on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including The Nasdaq National Market in the case of the common stock;

                  -        in the over-the-counter market;

                  - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

                  -        through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.


         When selling debentures or the underlying common stock, a selling security holder may enter into one of more, or a combination of, transactions with financial institutions, which we refer to as "counterparties", in which the selling security holder:

                  - enters after the date of this prospectus into transactions involving short sales of debentures or the underlying common stock by counterparties;

                  - sells after the date of this prospectus debentures or common stock short itself and redelivers such debentures or common stock to close out its short positions;

                  - enters into options, forwards or other types of transactions that require the selling security holders to deliver debentures or common stock to a counterparty, which may resell or transfer the debentures or the underlying common stock under this prospectus; or

                  - loan or pledge debentures or the common stock to a counterparty, which may sell or transfer such debentures or common stock.

         The selling security holders also may transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling security holders for purposes of this prospectus.


         Each of the selling security holders which are affiliates of registered broker-dealers has represented to us that it purchased the debentures and/or the shares of common stock issuable upon conversion of the debentures in the ordinary course of business and at the time of such purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute such debentures and/or shares of common stock issuable upon conversion of the debentures.


         To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling security holders. Selling security holders may not sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

         Our common stock is quoted on The Nasdaq National Market under the symbol "TECD". We do not intend to apply for listing of the debentures on any securities exchange or for quotation through The Nasdaq National Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the debentures.

         There can be no assurance that any selling security holder will sell any or all of the debentures or the underlying common stock pursuant to this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.


         The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling security holders and any such other person. In particular, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock being distributed from purchasing the debentures or the underlying common stock for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market- making activities, or the covering of any short position, with respect to the debentures and the underlying common stock.


         Pursuant to the registration agreement that has been filed as an exhibit to the registration statement, of which this prospectus is a part, we and the selling security holders have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, and that each is entitled to contribution from the others in connection with these liabilities.

         In addition to selling the debentures or the shares of common stock issuable upon conversion of the debentures covered by this prospectus, a selling security holder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the debentures or the shares of common stock, including liabilities arising under the Securities Act. If a selling security holder is deemed to be an underwriter, the selling security holder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate these expenses to be approximately $460,000.


         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of debentures or shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by broker-dealer(s). Such supplement will disclose:

         - the name of the selling security holder and of the participating broker-dealer(s);

         - the number of debentures and/or shares of common stock involved;

         - the price at which such debentures and/or shares of common stock were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -        other facts material to the transaction.

                          RESALES UNDER THIS PROSPECTUS

         Debentures resold under the registration statement of which this prospectus forms a part will be represented by one or more permanent global notes in definitive, fully registered form, which will be deposited with the trustee as custodian for DTC and registered in the name of DTC in New York, New York for the accounts of participants in DTC. The debentures issued in the private placement are represented by one or more permanent global notes in definitive, fully-registered form without interest coupons, bearing legends relating to certain restrictions on the transfer of the debentures. Those global notes have been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

         Upon each sale by a selling security holder of debentures (or shares of our common stock into which the debentures may be converted) offered hereby, such selling security holder will be required to deliver a notice of such sale to the trustee and to us. The notice will, among other things, identify the sale as a sale pursuant to the registration statement of which this prospectus forms a part and certify that the selling security holder and the principal amount of debentures and/or the number of shares of our common stock, as the case may be, are identified in this prospectus in accordance with applicable rules and regulations under the Securities Act. A form of the notice is included herein as Appendix A. Additional copies may be requested from Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760, Attention: Investor Relations,
Telephone: (727) 538-5855, Facsimile: (727) 538-5860.

         Upon receipt by the trustee of the notice relating to such sale of debentures, an appropriate adjustment will be made to reflect a decrease in the principal amount of the global notes issued in the private placement, and a corresponding increase in the principal amount of the global notes issued under this prospectus."

                                  LEGAL MATTERS

         The validity of the debentures and shares of common stock issuable upon conversion of the debentures offered hereby have been passed upon for us by Schifino & Fleischer, P.A., Tampa, Florida.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of Tech Data Corporation and subsidiaries at January 31, 2002 and 2001, and for the years then ended, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants. The results of operations and cash flows for the year ended January 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent certified public accountants. Such financial statements and financial statement schedule have been incorporated in reliance on the reports of such independent certified public accountants given the authority of such firms as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may review the reports and other information we have filed without charge at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the SEC's web site at http://www.sec.gov. For further information on the operation of the public reference rooms, please call 1-800-SEC-0330. You may also review these materials at the regional offices of the SEC at 233 Broadway, New York, New York 10279 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         We have chosen to "incorporate by reference" in this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we include in this prospectus or that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

                  - Our Annual Report on Form 10-K for the year ended January 31, 2002.

         We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the notes.

         Information contained on our website will not be deemed to be a part of this prospectus.

     You may request a copy of these filings, in most cases without exhibits, at no cost by writing or telephoning us as follows:

                              Tech Data Corporation
                              5350 Tech Data Drive
                            Clearwater, Florida 33760
                          Attention: Investor Relations
                                 (727) 538-5855

                                                                      APPENDIX A

                               NOTICE OF TRANSFER
                       PURSUANT TO REGISTRATION STATEMENT

Tech Data Corporation
5350 Tech Data Drive
Clearwater, Florida 33760
Attention: Investor Relations
Facsimile: (727) 538-5860

and

Bank One Trust Company, N.A.
153 West 51st Street
New York, New York 10019
Attention: Corporate Trust Administration
Facsimile: (212) 373-1384

         Re: 2% Convertible Subordinated Debentures due 2021 of Tech Data Corporation (the "Company")

Ladies and Gentlemen:

         Please be advised that ____________ has transferred $______________ aggregate principal amount of the above-referenced debentures and/or shares of common stock of the Company issuable upon conversion of the debentures pursuant to an effective Registration Statement on Form S-3 (File No. 333- 76858) filed by the Company.

         We hereby certify that the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended, have been satisfied and that the above-named beneficial owner of the transferred securities is named as a "Selling Security Holder" in the Prospectus dated __________, 2002 or in supplements thereto, and that the aggregate amount of the securities transferred are (or are included in) the securities listed in such Prospectus (or in the supplements thereto) opposite such owner's name.

         Dated:



                                       Very truly yours,



                                       ------------------------------
                                         (Name)



                                       By:
                                          ---------------------------
                                            (Authorized Signature)

                                  $290,000,000

                              TECH DATA CORPORATION

                 2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2021

                                 TECH DATA LOGO

                                   Prospectus

                               _____________, 2002

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses to be incurred by the Company in connection with the distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the applicable Securities and Exchange Commission registration fee.

          SEC registration fee .....          $ 26,913.45
          Rating Agencies ..........           188,500.00
          Printing expenses ........            15,000.00
          Legal fees ...............            60,000.00
          Accounting fees ..........           157,900.00
          Trustee fee ..............             3,000.00
          Miscellaneous expenses ...             8,686.55
                                              -----------

          Total ....................          $460,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         The Company's By-Laws include the following provisions:

                                  ARTICLE NINE
                                 INDEMNIFICATION

         9.1 Under the circumstances prescribed in Section 9.3 and 9.4, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the

Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (include attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent, shall not, of itself, create a presumption that the person did not act in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that this conduct was unlawful.

         9.2 Under the circumstances prescribed in Section 9.3 and 9.4, the Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person if fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

         9.3 To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 9.1 and 9.2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         9.4 Except as provided in Section 9.3 and except as may be ordered by a court, any indemnification under Sections 9.1 and 9.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 9.1 and 9.2. Such a determination shall be made (1 ) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (3) by the affirmative vote of a majority of the shares entitled to vote thereon owned by persons who were not parties to such action, suit or proceeding.

         9.5 Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon a preliminary determination following one of the procedures set forth in Section
9.4 that the Director, officer, employee or agent met the applicable standard of conduct set forth in Section 9.1 or Section 9.2 or as authorized by the Board of Directors in the specific case and, in either event, upon receipt of an undertaking by or on behalf of the Director, officer, employee, or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Section.

         9.6 The Corporation shall have the power to make any other or further indemnification of any of its Directors, officers employees, or agents, under any By-Law, agreement, vote of shareholders or disinterested Directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, except an indemnification against gross negligence or willful misconduct.

         9.7 The indemnification provided by this Article Nine shall continue as to a person who has ceased to be a Director, employee or agent and shall inure to the benefit of the heirs, executors or administrators of such a person.

         9.8 The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against himself and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

         9.9 If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholder or by an insurance carrier pursuant to insurance maintained by the Corporation, the Corporation shall, no later than the next annual meeting of shareholders unless such a meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver personally or send by first class mail to its shareholders of record at the time entitled to vote for the election of Directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company undertakes, unless in the opinion of its counsel the matter has been settled by controlling precedent, to submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and agrees to be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS


4.1(1) Indenture between the Company and Bank One Trust Company, N.A., dated as of December 10, 2001.

4.2(1)   Registration Agreement dated as of December 10, 2001 between the
         Company and Salomon Smith Barney Inc., as representative of the initial purchasers.

5.1      Opinion of Schifino & Fleischer, P.A.

12.1     Statement Regarding Computation of Ratios of Earnings to Fixed
         Charges.*

23.1     Consent of Ernst & Young LLP.

23.2     Consent of PricewaterhouseCoopers LLP.

23.4     Consent of Schifino & Fleischer, P.A., (included in Exhibit 5.1).

24.1(1)  Powers of Attorney (on signature page hereof).

25.1(1) Form of T-1 Statement of Eligibility of the Trustee under the Indenture.


---------------

         (1)      Previously filed.


         *Included on page 9 of the Prospectus (Subject to completion) dated April 24, 2002, which is part of this Registration Statement.

ITEM 17. UNDERTAKINGS

a.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

d.       The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on this 24th day of April, 2002.




                                       TECH DATA CORPORATION
                                       (Registrant)



                                       By: /s/ Steven A. Raymund
                                          --------------------------------------
                                          Steven A. Raymund
                                          Chairman of the Board of Directors
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.


     Signature                                         Title                                   Date
     ---------                                         -----                                   ----


/s/ Steven A. Raymund                   Chairman of the Board of Directors                April 24, 2002
-------------------------                  Chief Executive Officer
Steven A. Raymund



/s/ Jeffery P. Howells                    Executive Vice President                        April 24, 2002
-------------------------                 Chief Financial Officer
Jeffery P. Howells                     (Principal Financial Officer)



/s/ Joseph B. Trepani                      Senior Vice President                          April 24, 2002
-------------------------                  Corporate Controller
Joseph B. Trepani                     (Principal Accounting Officer)



/s/ Arthur W. Singleton                   Corporate Vice President                        April 24, 2002
-------------------------                 Treasurer and Secretary
Arthur W. Singleton



/s/ Charles E. Adair*                            Director                                 April 24, 2002
-------------------------
Charles E. Adair

/s/ Maximilian Ardelt*                               Director                                 April 24, 2002
----------------------------
Maximilian Ardelt



/s/ James M. Cracchiolo*                             Director                                 April 24, 2002
----------------------------
James M. Cracchiolo



/s/ Daniel M. Doyle*                                 Director                                 April 24, 2002
----------------------------
Daniel M. Doyle



/s/ Kathy Misunas*                                   Director                                 April 24, 2002
----------------------------
Kathy Misunas



/s/ David M. Upton*                                  Director                                 April 24, 2002
----------------------------
David M. Upton



/s/ John Y. Williams*                                Director                                 April 24, 2002
----------------------------
John Y. Williams



*By: /s/ Arthur W. Singleton
    ------------------------
    Arthur W. Singleton
    as Attorney-in-fact